Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First BanCorp.:

We consent to the incorporation by reference in the registration statements (No. 333-185393) on Form S-4, (No. 333-184764) on Form S-3, and (No. 333-181178, No. 333-106661, No. 333-106656, and No. 333-118853) of Forms S-8 of First BanCorp. of our report dated April 1, 2013, with respect to the consolidated statement of financial condition of First BanCorp. as of December 31, 2012, and the related consolidated statements of income (loss), comprehensive income (loss), cash flows, and changes in stockholders’ equity for the year then ended and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of First BanCorp.

/s/ KPMG LLP

San Juan, Puerto Rico

April 1, 2013